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                               SAFETRAN AGREEMENT

                           MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (herein after referred to as the "Understanding") is entered into this 25th day of January1999, by and between Sonic Systems Corporation, a British Columbia company, and Safetran Traffic Systems Inc., a Colorado Corporation, for the purpose of establishing a working relationship for the manufacture, distribution and sale of a CDPD MODEM for use within the Traffic Control Industry (the "Product").

WHEREAS, the parties are desirous of working together in the design, manufacturing, distribution and sale of the Product, and are desirous of fixing and defining between themselves their respective responsibilities, interests, and liabilities in connection with the Product.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties hereto agree to constitute themselves as Manufacturer and Distributor for the purposes before mentioned and, intending to be legally bound hereby, the parties hereto, after first being duly sworn, do covenant, agree and certify as follows:

ARTICLE I

DEFINITION

1.1 "Manufacturer" shall refer to Sonic Systems Corporation, whose place of business is at #101 - 1520 Rand Avenue, Vancouver, British Columbia V6P 3G2 Canada.

1.2 "Distributor" shall refer to Safetran Traffic Systems, Inc., whose place of business is at 1485 Garden of the Gods Road, Colorado Springs, Colorado 80933.

1.3 "Product" shall refer to the CDPD Modem designed and manufactured by the Manufacturer for use with the Distributor's 170, and Advanced Traffic Controllers within the Traffic Control Industry.

1.4 "Territory" is defined as the United States and it's territories, Canada, and Mexico.

1.5 "International Territories" is defined as all countries and territories not mentioned in 1.4 above.

ARTICLE II

PURPOSE OF THE UNDERSTANDING

The purpose of this Understanding is to provide guidelines for the establishment of a working relationship between the Manufacturer, as designer and manufacturer, and the Distributor, as distributor of the Product. As the relationship matures, or if additional products are developed, this document may be modified upon the agreement of both parties.

ARTICLE III

TERM


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The term of the Understanding shall commence upon the signing of this document and shall remain in force for a minimum of two years. The Understanding shall be renewed at the conclusion of this initial period, if each party agrees, in its complete discretion and without any requirement to compensate the other party if it elects not to renew, that it is in its best interest to continue the relationship and Understanding. Either party may terminate this Agreement if the other is in breach of a provision of this Understanding and has not remedied such breach within 30 days of receipt of notice of the breach.

ARTICLE IV

RESPONSIBILITIES

THE MANUFACTURER

Shall design the Product and the Product shall be compatible with 170 traffic controllers and capable of communicating in the following manners:

4.1      Over hardwire or telephone lines equivalent to a Bell 202 Modem

4.2      By means equivalent to Cellular Phone:

4.3      By direct dial, Transmitter to Receiver.

4.4      Operation similar to communicating over the Internet.

In addition, the Product shall be capable of receiving analog signals, acting upon them and transmitting the results digitally.

The Manufacturer shall manufacture, test and provide a warrantee and repairs for the Product. The Manufacturer shall sell the Product to the Distributor in accordance with the price list set out in Schedule "A" to this Understanding. Such prices exclude shipping costs, which will be borne by the Distributor. The Product will be shipped to the Distributor at its location in Colorado Springs, CO or to locations as designated by the Distributor in purchase orders delivered by the Distributor to the Manufacturer.

The Manufacturer shall provide training and manuals on the Product for the Distributor and the Distributor's personnel.

The Manufacturer shall provide catalog cuts to the Distributor and advertise the Product in the trade journals for the Traffic Control Industry. The Distributor shall be specified as the Manufacturer's distributor of the Product in any advertising, and will be referred all customer inquires received by the Manufacturer, for follow-up and potential sale of the Product.

Nothing in this Understanding is intended to restrict the Manufacturer's right to develop, manufacture and sell other CDPD Modems for use within the Traffic Control Industry with other types of controllers (NEMA Controllers) and to appoint distributors other than the Distributor in respect of such modems.

THE DISTRIBUTOR

The Distributor shall work closely with the Manufacturer and potential customers to formulate the design characteristics of the Product.

The Distributor shall be the master distributor of the Product and shall not carry competing products. The Distributor shall utilize its position within the Traffic Control Industry and its relationship with its distribution network and customers to create a market for the Product. The Distributor shall provide the necessary


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personnel, and financial resources to introduce and support the Product within the industry and the Territory. [The Distributor agrees to deliver orders to the Manufacturer for at least that number of units of the Product as set out Schedule "B" hereto.]

The Distributor shall demonstrate the Product at trade shows, training sessions, and during new product introductions throughout the Territory.

The Distributor, upon receiving potential customer referrals either from the Manufacturer or directly, shall provide immediate follow up, and shall in all instances recommend and try to provide a demonstration of the Product.

ARTICLE V

TERRITORY

The Distributor shall have the exclusive right to distribute and sell the Product within the Territory. The Distributor shall also have the first right of refusal to acquire exclusive rights to distribute the Product in each of the countries in the International Territories, which right must be exercised within 30 days of notice by the Manufacturer to the Distributor of the Manufacturer's intent to award exclusive distribution rights to the Product in one or more of the countries in the International Territories to another person.

                      [This space deliberately left blank.]

ARTICLE VI

SAMPLE UNITS

The Manufacturer shall make available and the Distributor shall purchase a suitable number of sample units of the Product for demonstration purposes. The price for the sample units of the Products shall be discounted by 50% from the normal price paid by the Distributor, as these sample units will be for demonstration purposes and will not be sold.

Agreed:

Date                                   Date
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SONIC SYSTEMS, CORP.                   SAFETRAN TRAFFIC SYSTEMS, INC.


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Sia Vojdani                            Darrell Emery

CONTINGENCY:

Both parties agree that the signing of this document is contingent upon both parties agreeing to the contents of Schedules "A" and "B" attached hereto.